To: SEC

Please allow this letter to confirm that the auditor/client relationship between ABCI Holdings, Inc. and Matranga & Correia has ceased as of May 5, 2003.

Please also be advised that there were and are no material disagreements or conflicts with respect to our engagement with ABCI Holdings, Inc.

We have read and agree with the comments in Item 4 of the Form 8-K of ABCI Holdings, Inc. dated May 13 2003.

/s/ Matranga & Correia CPA
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Matranga & Correia CPA
May 13, 2003
La Jolla, California